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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
OfficeMax, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-89574, 333-74642, 333-40688, 333-93949 on Form S-8 of OfficeMax, Inc. of our
report dated February 25, 2003, with respect to the consolidated balance sheet of OfficeMax, Inc. as of January 25, 2003, and the related consolidated statement of operations, shareholders' equity, and cash flows for the year ended January 25, 2003, and the related financial statement schedule, which report appears in the January 25, 2003, annual report on Form 10-K of OfficeMax, Inc. Our report refers to changes in the methods of accounting in 2002 for goodwill and other intangible assets.


KPMG LLP

Cleveland, Ohio
April 4, 2003